Exhibit 99.1

Unless the context otherwise requires, we use the terms “Atara,” “Atara Biotherapeutics,” “Atara Bio,” “Company,” “we,” “us” and “our” in this Exhibit 99.1 to refer to Atara Biotherapeutics, Inc. and, where appropriate, our consolidated subsidiaries.

Special Note Regarding Forward-Looking Statements

This Exhibit 99.1 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our expectations regarding the timing of initiating clinical trials, enrolling clinical trials and reporting and presenting the results of clinical trials for our T-cell programs;

•	the likelihood and timing of regulatory submissions or related approvals for our product candidates;

•	the potential market opportunities for commercializing our product candidates;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

•	estimates of our expenses, capital requirements and need for additional financing;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•	the initiation, timing, progress and results of future preclinical studies and clinical trials and our research and development programs, including the Phase 1 trial sponsored by QIMR Berghofer, Atara’s Phase 1 trial of allogeneic ATA188 for patients with MS and proposed Phase 1/2 trial utilizing the autologous version of ATA188 and Atara’s Phase 3 trials of tabelecleucel;

•	the scope of protection we are able to obtain and maintain for our intellectual property rights covering our product candidates;

•	our financial performance;

•	developments and projections relating to our competitors and our industry;

•	our ability to manufacture our product candidates with the appropriate partially HLA matched cell line for our clinical trials, including our Phase 3 trials;

•	our ability to sell or manufacture approved products at commercially reasonable values; and

•	timing and costs related to building our manufacturing plant.

All statements other than statements of historical facts contained in this Exhibit 99.1 are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This Exhibit 99.1 also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this Exhibit 99.1 are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Exhibit 99.1 and are subject to a number of risks, uncertainties and assumptions, including those under the heading “Risk Factors” below and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, filed with the Securities and Exchange Commission on November 9, 2017. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this Exhibit 99.1, whether as a result of any new information, future events, changed circumstances or otherwise.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider all of the risk factors and uncertainties described below and those under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, filed with the Securities and Exchange Commission on November 9, 2017, before investing in our common stock. If any of the following risks materialize, our business, financial condition and results of operations could be seriously harmed. In these circumstances, the market price of our common stock could decline, and you may lose all or a part of your investment.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or the TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Our federal net operating loss carryovers will be carried forward indefinitely pursuant to the TCJA. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Company Overview

Overview

We are a clinical-stage biopharmaceutical company focused on transforming the lives of patients with severe and life-threatening diseases through pioneering science and expertise. We are currently developing allogeneic, or “off-the-shelf,” third-party derived, antigen-specific T-cells. T-cells are a type of white blood cell that perform several important functions in a normal healthy immune system. One of these functions is to detect and eliminate diseased cells. Cytotoxic T-cells, otherwise known as cytotoxic T lymphocytes, or CTLs, can recognize and mount an immune response against a cell expressing a disease-related antigen in order to combat the disease. In patients with certain cancers, autoimmune conditions and viral infections, there is insufficient T-cell function to avoid or control these diseases. Our T-cell immunotherapies have the potential to restore this loss of immune function by transferring healthy, targeted T-cell immunity to patients.

Our T-cell immunotherapy product candidates are designed to precisely recognize and eliminate cancerous or diseased cells without affecting normal, healthy cells. The technology allows for rapid delivery of a T-cellimmunotherapy product that has been manufactured in advance and stored in inventory, with each manufactured lot of cells providing therapy for numerous potential patients. This differs from autologous, or patient-derived, treatments, in which each patient’s own cells must be extracted, modified outside the body and then delivered back to the patient. We utilize a proprietary cell selection algorithm to select the appropriate set of cells for use based on a patient’s unique immune profile, and, unlike many other T-cell programs, there is no requirement for pre-treatment before our cells are administered nor is there extended monitoring following administration. For example, in our ongoing trials with our most advanced product candidate, tabelecleucel (formerly known as ATA129), patients are monitored for two hours following receipt of tabelecleucel. Our T-cellimmunotherapy platform is applicable to a broad array of targets and diseases. With more than 200 patients treated across the platform, we have observed clinical proof of concept across both viral and non-viral targetsin conditions ranging from liquid and solid tumors to infectious and autoimmune diseases. We have also observed a safety profile characterized by few treatment-related serious adverse events, or SAEs, and no evidence of cytokine release syndrome to date.

Our T-cell product candidates are engineered from cells donated by healthy individuals with normal immune function. Once cells are collected from a donor, they are bioengineered to expand those T-cells that recognize the antigen of interest. The resulting expanded T-cells are then characterized and held as inventory. From inventory, these cells can be selected, distributed and prepared for infusion in a partially human leukocyte antigen, or HLA, matched patient in approximately 3-5 days. Following administration, our T-cells home to their target, undergo target-controlled proliferation, eliminate diseased cells and eventually recede. Target-controlled proliferation means that our T-cells expand in number when they encounter diseased cells in a patient’s body that express the antigen the cells are designed to recognize.

We have two technology platforms. One of our technology platforms was developed from more than a decade of groundbreaking experience at Memorial Sloan Kettering Cancer Center, or MSK. The other was developed at QIMR Berghofer Medical Research Institute, or QIMR Berghofer, in Australia. We licensed rights to certain know-how and T-cell product candidates from MSK in June 2015. Our most advanced product candidate, tabelecleucel, targets Epstein-Barr virus, or EBV. Tabelecleucel received Breakthrough Therapy Designation, or BTD, from the U.S. Food and Drug Administration, or FDA, and Priority Medicines, or PRIME, designation from the European Medicines Agency, or EMA, and is currently being evaluated as monotherapy in two Phase 3 trials for the treatment of patients with rituximab-refractory EBV associated post-transplant lymphoproliferative disease, or EBV+PTLD. We believe that tabelecleucel has the potential to be the first commercially available “off-the-shelf” T-cell immunotherapy and the first FDA and EMA approved therapy for EBV+PTLD. With a European conditional marketing authorization application planned for the first half of 2019 and U.S. biologics licensing applications planned following the completion of one of our ongoing Phase 3 trials, we are currently developing the infrastructure to commercialize tabelecleucel globally in EBV+PTLD. We are also evaluating the potential utility of tabelecleucel in patients with other EBV associated cancers, such as nasopharyngeal carcinoma, or NPC, to continue its development in solid tumors. Additional product candidates derived from the collaboration with MSK are being developed to treat various cancers and severe viral infections.

In October 2015 and September 2016, we licensed rights to certain know-how and technology from QIMR Berghofer that is complementary to that which was licensed from MSK. This know-how and technology uses targeted antigen recognition to create “off-the-shelf” T-cell immunotherapy product candidates applicable to a variety of diseases, including autoimmune conditions such as multiple sclerosis, or MS. We are working with QIMR Berghofer on the development of EBV and other virally targeted CTLs. Through this technology, we are expanding the role of immunotherapy beyond oncology and viral infections to autoimmune disease. Our most advanced “off-the-shelf” T-cell product candidate utilizing this technology, ATA188, targets select antigens of EBV and is currently being evaluated in a Phase 1 trial initially for the treatment of patients with progressive MS. In connection with the initial license from QIMR Berghofer, we received an option to exclusively license an autologous version of ATA188, also known as ATA190, which recently demonstrated clinical activity in a Phase 1 trial in progressive MS. We expect to broadly explore the utility of our targeted antigen recognition technology in EBV and other virally driven diseases, and additional product candidates derived from our collaboration with QIMR Berghofer are being developed.

Overall, we believe that Atara Bio is a leading allogeneic T-cell immunotherapy company with a robust and late stage oncology pipeline and potentially transformative T-cell immunotherapies for MS and other viral associated diseases. With tabelecleucel poised to potentially become the first approved “off-the-shelf” T-cell therapy and a robust pipeline of high potential candidates, our ambition is to be recognized as the leader in“off-the-shelf” T-cell immunotherapy.

Tabelecleucel for EBV+PTLD following HCT or SOT

Since its discovery as the first human oncovirus, EBV has been implicated in the development of a wide range of diseases, including lymphomas and other cancers. EBV is widespread in human populations and persists as a lifelong, asymptomatic infection. In healthy individuals, a small percentage of T-cells are devoted to keeping EBV in check. In contrast, immunocompromised patients, such as those undergoing hematopoietic cell transplants (HCT) or solid organ transplants (SOT), have a reduced ability to control EBV. Left without appropriate immune surveillance, EBV transformed cells can, in some patients, proliferate and cause an aggressive, life-threatening cancer called EBV+PTLD. Nearly all cases of PTLD that occur following HCT are EBV positive while approximately 70% of PTLD cases that occur following SOT are EBV positive. Approximately 10-15% of PTLD patients are children. Patients with EBV+PTLD are currently treated with rituximab or rituximab plus chemotherapy when systemic treatment is indicated, with approximately 50-60% of patients either not responding to or progressing following this first line of therapy. Historical studies suggest a high unmet medical need for improved therapies in rituximab-refractory EBV+PTLD. Median overall survival in patients with EBV+PTLD following HCT who have failed rituximab-based first line therapy is 16-56 days with a one-yearsurvival rate of approximately 23% based on our evaluation of available historical outcomes data. One- and two-year survival following incomplete response to rituximab in patients with high-risk EBV+PTLD after SOT is 36% and 0%, respectively. The use of chemotherapy in rituximab-refractory EBV+PTLD is frequently associated with significant rates of treatment-related mortality due to the frailty of the patients and severe toxicities associated with chemotherapy.

We believe that the global commercial opportunity for PTLD is attractive. We expect the number of EBV+PTLD patients to grow over time as a result of increases in the number of transplant procedures and an increasing rate of PTLD following these procedures. Based on Atara market research, we estimate that in 2019, approximately 164,000 transplant procedures are expected to be performed in the United States, the European Union, or EU, Australia, Canada, China, Japan, South Korea and Turkey, with this number expected to increase to approximately 207,000 by 2024 due predominantly to increases in bone marrow, peripheral blood and umbilical cord blood donation and more haploidentical transplants. Similarly, the number of cases of EBV+PTLD is expected to increase from approximately 4,700 in 2019 to 6,000 in 2024 due to the use of more potent immuno-suppression in haploidentical transplants.

Our most advanced T-cell immunotherapy product candidate, tabelecleucel (previously referred to as ATA129), is an allogeneic EBV-specific T-cell immunotherapy that is currently being investigated for the treatment of patients with rituximab-refractory EBV+PTLD. In February 2015, the FDA granted tabelecleucel BTD in the treatment of patients with rituximab-refractory EBV+PTLD after HCT. BTD is an FDA process designed to accelerate the development and review of drugs intended to treat a serious condition when early trials show that the drug may be substantially better than current treatment. In October 2016, tabelecleucel was accepted into the EMA Priority Medicines, or PRIME, regulatory pathway for the same indication, providing enhanced regulatory support. In addition, tabelecleucel has received orphan status in the United States and EU for the treatment of patients with EBV+PTLD following HCT or SOT. In December 2016, we announced that we had reached agreement with the FDA on the designs of two Phase 3 trials for tabelecleucel intended to support approval in two separate indications, the treatment of rituximab-refractory EBV+PTLD following HCT and SOT. In December 2017, following discussion with the FDA of manufacturing and comparability data generated on material manufactured by our contract manufacturing organization, we initiated these trials in the United States. In 2018, we expect to expand these trials geographically to include Europe, Canada, and Australia.

The Phase 3 MATCH trial (EBV+PTLD following HCT) is a multicenter, open label, single arm trial designed to enroll approximately 35 patients with rituximab-refractory EBV+PTLD following HCT. The Phase 3 ALLELE trial (EBV+PTLD following SOT) is a multicenter, open label trial with two non-comparative cohorts. Each cohort is designed to enroll approximately 35 patients. The first cohort will include patients who previously received rituximab monotherapy, and the second cohort will include patients who previously received rituximab plus chemotherapy. Both cohorts are planned to enroll concurrently. The primary endpoint of both the MATCH and ALLELE trials is confirmed objective response rate, or ORR, defined as the percent of patients achieving either a complete or partial response to treatment with tabelecleucel confirmed after the initial tumor assessment showing a response. The protocols are designed to rule out a 20% ORR as the null hypothesis. This means that if the lower bound of the 95% confidence interval on ORR among patients receiving at least one dose of tabelecleucel exceeds 20% at the end of the study, then the trial would be expected to meet the primary endpoint for the treatment of PTLD. For example, assuming anticipated enrollment of 35 patients in MATCH, an observed ORR above approximately 37% would be expected to meet the primary endpoint. In ALLELE, each of the two cohorts with an anticipated enrollment of 35 patients will be analyzed separately with respect to the primary endpoint and, similarly, as an example, with 35 patients enrolled in either cohort, an observed ORR above approximately 37% would be expected to meet the primary endpoint. Secondary endpoints for both trials include duration of response, overall survival, safety, quality of life metrics, and other measures to evaluate its health economic impact. A safety committee will meet periodically to monitor for safety. Results from the first tabelecleucel Phase 3 study, or cohort in the case of ALLELE, to reach the primary endpoint are expected to be available in the first half of 2019.

In clinical trials conducted at MSK that have enrolled patients with EBV+PTLD following HCT and SOT, efficacy following treatment with tabelecleucel monotherapy compared favorably with historical data in these patient populations. Rituximab-refractory patients with EBV+PTLD after HCT who were treated with tabelecleucel had one-year overall survival of approximately 70% in two separate clinical trials. In the setting of rituximab-refractory EBV+PTLD after SOT, similar results were observed, with one-year overall survival of approximately 60% in tabelecleucel-treated patients. A response rate of greater than or equal to 50% was observed in HCT and SOT patients in these studies. In June 2016, we opened a multicenter expanded access protocol, or EAP, trial. The trial is currently open at more than ten clinical sites in the United States. The primary objective of this trial is to provide tabelecleucel monotherapy to patients with EBV-associated diseases or certain EBV positive malignancies for whom there are no other therapeutic options. Key secondary objectives include evaluation of efficacy and safety through a robust collection of data. We recently announced the presentation of positive interim results from this multicenter EAP trial at the 59th American Society of Hematology, or ASH, Annual Meeting. Efficacy results in 11 patients from the planned Phase 3 populations with rituximab-refractory EBV+PTLD following HCT and SOT were consistent with the single-institution safety profile and response rates previously reported by our collaborating investigators at MSK. The response rate in the five evaluable HCT patients treated in the EAP was 80% and the response rate in the six evaluable SOT patients was 83%. An additional patient with EBV+PTLD following HCT remains alive but was not evaluable due to lack of post-baseline assessment. We believe these results are consistent with the tabelecleucel profile observed in the Phase 2 trials conducted at MSK. The Phase 3 trials for tabelecleucel are expected to enroll the same EBV+PTLD patient populations. Tabelecleucel was generally well tolerated in this study population. Five patients experienced treatment-related SAEs. One HCT patient died due to PTLD disease progression. Two possibly related cases of graft versus host disease, or GvHD, in patients with EBV+PTLD following HCT were reported. A tumor flare was observed in one patient with EBV+HIV-associated plasmablastic lymphoma that resolved without clinical sequelae.

With respect to the total safety population following treatment with tabelecleucel, few treatment-related SAEs have been observed. Among 173 patients treated with tabelecleucel in clinical trials, there have been 12 patients with possibly related SAEs, with no infusion related toxicities, no cytokine release syndrome and three possibly related cases of GvHD.

We are also pursuing marketing approval of tabelecleucel in the European Union. In March 2016, the EMA issued a positive opinion for orphan drug designation for tabelecleucel for the treatment of patients with EBV+PTLD. In October 2016, the EMA Committee for Medicinal Products for Human Use and the Committee for Advanced Therapies granted tabelecleucel access to the EMA’s newly established PRIME regulatory initiative for the treatment of patients with rituximab-refractory EBV+PTLD following HCT. PRIME provides early enhanced regulatory support to facilitate regulatory applications and accelerate the review of medicines that address a high unmet need. In January 2017, we received parallel scientific advice from the EMA’s Scientific Advice Working Group and several national Health Technology Assessment agencies in the EU, including those in the United Kingdom, Germany and France. Based on these discussions, we plan to submit an application for Conditional Marketing Authorization, or CMA, of tabelecleucel in the treatment of patients with rituximab-refractory EBV+PTLD following HCT in the first half of 2019. The CMA will be based on clinical data from Phase 1 and 2 trials conducted at MSK and supported by available data from our Phase 3 MATCH and ALLELE trials in rituximab-refractory EBV+PTLD after HCT and SOT, which will be ongoing at the time of filing.

In 2017, we began pre-commercial preparation to support the planned tabelecleucel EU CMA submission. For example, we are developing a proprietary, web-based, “off-the-shelf” delivery solution for commercial use that we call Atara MatchMe™. The Atara MatchMe system will be a portal for health care professionals and institutions that allows for order input including the provision of required patient HLA and other information, the execution of our cell selection algorithm, product shipment and tracking, as well as the capture of data on outcomes following treatment. In the first quarter of 2017, we also signed a lease for an approximately 90,000 square foot facility in Thousand Oaks, California. We plan to build out a multi-product cellular therapy manufacturing facility with operations expected to commence in 2018. Overall, we believe that tabelecleucel monotherapy has a compelling value proposition in the treatment of rituximab-refractory EBV+PTLD. We expect to pursue approvals globally for tabelecleucel in rituximab-refractory EBV+PTLD following HCT and SOT and may seek partners to aid in our commercialization efforts in select markets. In addition, we expect to pursue development of tabelecleucel in earlier lines of therapy, including first line EBV+PTLD in combination with rituximab.

Tabelecleucel for nasopharyngeal carcinoma, or NPC

Nasopharyngeal carcinoma, or NPC, is a type of head and neck cancer that is primarily EBV associated. Standard treatment for NPC includes radiation therapy with or without platinum based chemotherapy. In the setting of metastatic disease after the failure of chemotherapy, median survival is approximately five to 11 months based on historical data, and there are no approved therapeutic agents available to treat this disease today. Based on Atara market research, we estimate that in 2015 there were approximately 9,400 patients with metastatic or recurrent Type III NPC in the United States, the United Kingdom, France, Germany, Italy and Spain and approximately 93,000 in Asia. Treatment with tabelecleucel as a monotherapy has been evaluated in 14 patients with metastatic NPC after failure of one to three lines of chemotherapy. An ORR of 21% was observed in these patients with one complete response and two partial responses. In addition, 11 of the 14 patients were alive at a median follow up of 18 months with a Kaplan-Meier survival estimate of 84% at two years. Tabelecleucel was administered to this immune competent patient population without prior lymphodepleting chemotherapy. Additionally, evidence of T-cell expansion following administration was observed. In April 2017, we entered into an agreement with Merck (known as MSD outside the United States and Canada) to provide drug supply for a trial sponsored and conducted by us to evaluate tabelecleucel in combination with Merck’s anti-PD-1 (programmed death receptor-1) therapy, KEYTRUDA® (pembrolizumab), in patients with platinum-resistant or recurrent EBV-associated NPC. The Phase 1/2 trial will evaluate the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of the combination and is planned for initiation in the second half of 2018.

ATA188 for multiple sclerosis

MS is a chronic disorder of the central nervous system, or CNS, that disrupts the myelination and normal functioning of the brain, optic nerves and spinal cord through inflammation and tissue loss. The evolution of MS results in an increasing loss of both physical and cognitive (e.g., memory) function. This has a substantial negative impact on the approximately 2.3 million people worldwide affected by MS.

There are two categories of MS: progressive MS, or PMS; and relapsing-remitting MS, or RRMS. PMS is a severe form of MS with few therapeutic options. Within PMS there are two types of MS: secondary progressive MS, or SPMS; and primary progressive MS, or PPMS. According to the National Multiple Sclerosis Society, there are approximately one million people affected by PMS. Both types of PMS are characterized by persistent progression and worsening of MS symptoms and physical disability over time. PPMS occurs when the patient has a disease course characterized by steady and progressive worsening after disease onset. SPMS initially begins as RRMS, but once patients have continuous progression of their disease, they have developed SPMS. This is distinct from RRMS, where patients have flares of the disease that are followed by periods of recovery and quiescence during which the disease does not progress. There is substantial unmet medical need for new and effective therapies for patients with PMS. Most of the treatment options that work well in reducing the flares in RRMS have not been shown to be effective in slowing or reversing the progression of disability in PMS. The two approved therapeutic options for PMS patients have a modest impact on symptoms and disease progression and, therefore, we believe that unmet need remains. In the United States, mitoxantrone is approved for SPMS and ocrelizumab was approved in March 2017 for PPMS. Siponimod is currently being studied in Phase 3 trials for SPMS.

There is a strong biologic connection between EBV and MS. EBV is present in nearly all patients with MS. For example, in an international study of patients with clinically isolated syndrome, a CNS demyelinating event isolated in time that is compatible with the possible future development of MS, only one patient out of 1,407 was seronegative for, or not infected with, EBV. In addition, in separate studies, clusters of EBV infected B-cells and plasma cells were evident in the brains of MS patients but not found in brains of patients without MS. In these studies, the EBV infected B-cells and plasma cells were in close proximity to areas of active demyelination. Studies suggest that EBV positive B-cells and plasma cells in the CNS have the potential to catalyze an autoimmune response and the MS pathophysiology. In patients with MS, their T-cells may be unable to control EBV positive B-cells and plasma cells so that B-cells and plasma cells could then accumulate in the brain and generate antibodies that attack and destroy myelin, the protective layer that insulates nerves in the brain and spinal cord. This loss of myelin ultimately leads to MS symptoms. MS disease course has also been shown to correlate with measures of EBV activity. The role of B-cells in MS is supported by the recent approval by the FDA of ocrelizumab for PPMS which broadly targets B-cells through their expression of a cell surface marker known as CD20. Low vitamin D also suppresses T-cells and is associated with MS.

Our second T-cell immunotherapy product candidate, ATA188, is an “off-the-shelf” EBV-specific T-cell that utilizes a targeted antigen recognition technology that enables the T-cells we administer to selectively identify cells expressing the EBV antigens that we believe are important for the potential treatment of MS. We are also developing an autologous version of this product candidate that we call ATA190. ATA190 utilizes the same approach to targeted antigen recognition as ATA188. These product candidates are designed to selectively target only those cells which are EBV positive while sparing those that are not. We believe that eliminating only EBV positive B-cells, including plasma cells, has the potential to benefit some patients with MS through enhanced efficacy and a better side-effect profile. In October 2015, we obtained an exclusive, worldwide license to develop and commercialize allogeneic T-cell immunotherapy product candidates targeting EBV, including ATA188, utilizing technology and know-how developed by QIMR Berghofer. In connection with this license, we also received an option to exclusively license the autologous version of EBV product candidates, including ATA190.

We recently initiated a multi-center, multi-national Phase 1 trial with ATA188 for patients with MS and expect this trial to expand to include U.S. sites in early 2018. We expect to announce results from our allogeneic ATA188 Phase 1 trial in patients with PMS in the first half of 2019. In addition, based on the Phase 1 clinical results observed to date with ATA190, we believe the continued development of ATA190 will enhance our understanding of the potential therapeutic utility of targeting EBV in the treatment of MS and further inform and complement our development of ATA188, and we are planning a multicenter Phase 1/2 trial with ATA190 in PMS.

Our collaborating investigators at QIMR Berghofer are currently conducting a Phase 1 trial utilizing autologous ATA190 for the treatment of patients with PMS. We believe this is the first clinical trial to prospectively explore both the feasibility and potential utility of targeting EBV in MS. The trial is designed to:

•	enroll 10 patients: five with PPMS and five with SPMS;

•	assess the safety and tolerability of ATA190 in patients with PMS;

•	document preliminary evidence of efficacy through the evaluation of both clinically measured and patient reported changes in MS symptoms during and following treatment; and

•	determine if autologous ATA190 can be generated to clinical scale from the blood of patients with PMS.

Each patient receives four escalating doses of ATA190 over six weeks, with each individual dose given once every two weeks. Patients are followed for 20 weeks after the last dose. An abstract from our collaborating investigators describing interim results from this Phase 1 trial was selected for inclusion in the Emerging Science Program during the 69th American Academy of Neurology Annual Meeting in April 2017 and updated interim results for all 10 patients were recently presented at the MSParis 2017 Congress, the 7th Joint Meeting of the European Committee for Treatment and Research in Multiple Sclerosis and the Americas Committee for Treatment and Research in Multiple Sclerosis.

Results presented include data on five SPMS patients and five PPMS patients. Clinical improvements were reported in six of the ten patients treated and these improvements were observed within two to fourteen weeks after the first dose. Three patients improved their Expanded Disability Status Scale, or EDSS, score. EDSS is a method for quantifying disability and monitoring changes over time. Reduction in fatigue was a consistent observation in responding patients. Five of the six patients who showed clinical improvements received ATA190 with greater than or equal to 7% EBV reactivity, or T-cell reactivity against target EBV antigens following manufacturing. This suggests that EBV reactivity may be an important product characterization metric for future development. ATA190 was well-tolerated, and no significant treatment-related adverse events were observed. A summary of study results is highlighted in the table below.

Subject Age/Gender (MS Type)	EDSS[1] BL2/ Post Tx3	CD8+ T cell Reactivity to EBV	Observed Improvement
60 yo F (SPMS)	6.5/6.0	47%	Yes
60 yo M (PPMS)	5.0/3.5	31%	Yes
49 yo F (PPMS)	8.0/8.0	15%	Yes
61 yo M (SPMS)	6.5/6.5	10%	Equivocal
55 yo F (PPMS)	5.0/4.5	8%	Yes—still in follow up
46 yo M (SPMS)[4]	8.0/8.0	7%	Yes
42 yo F (PPMS)	6.5/7.0	3%	None
53 yo M (PPMS)	6.0/6.0	<1%	None
54 yo F (SPMS)	6.5/6.5	<1%	None
49 yo F (SPMS)	6.5/6.5	<1%	Mild

1	EDSS = Expanded Disability Scale Score.

2	BL = Baseline EDSS score prior to treatment with ATA190.

3	Post Tx = EDSS score following treatment with ATA190.

4	This patient received ATA190 under a compassionate use protocol approximately 4 years prior to entry into the Phase 1 trial.

Overall, we believe these results are encouraging and support the continued development of ATA188 and ATA190 in MS.

ATA520 for hematologic malignancies

Our third T-cell immunotherapy product candidate, ATA520, which is a third-party donor-derived WT1-CTL, targets cancers expressing the antigen Wilms Tumor 1, or WT1, and is currently in Phase 1 clinical trials. WT1 is an intracellular protein that is overexpressed in a number of cancers, including hematological malignances as well as solid tumors. MSK has two Phase 1 clinical trials evaluating ATA520. The first trial is a dose escalation trial of ATA520 for residual or relapsed leukemia after HCT. The second trial is a dose escalation trial of ATA520 following T-cell depleted HCT for patients with relapsed or refractory multiple myeloma, including plasma cell leukemia, or PCL. Based on data from these trials, we intend to develop ATA520 in a select set of hematologic malignancies and solid tumors. Given the advances of our EBV-related pipeline programs in NPC and MS, as well as the opportunity to pursue a conditional marketing authorization in the EU for tabelecleucel, we expect to initiate an additional clinical trial with ATA520 following the further process development of ATA520 as well as the clinical and regulatory advancement of tabelecleucel and ATA188.

ATA230 for CMV viremia and disease

Our fourth T-cell immunotherapy product candidate, ATA230, which is a third-party derived cytomegalovirus, or CMV, specific CTL, is in Phase 2 clinical trials for refractory CMV infection that occurs in some patients who have received an HCT or SOT or are otherwise immunocompromised. We met with the FDA for an end of Phase 2 meeting to discuss late stage development of ATA230 for the treatment of anti-viral refractory or resistant CMV infection following either HCT or SOT. Our collaborating investigators presented updated ATA230 results from 50 post-transplant patients with refractory CMV viremia and disease, including those with disease in the central nervous system, at the 59th ASH Annual Meeting in Atlanta, Georgia, in December 2017. Results include that the reported response rate of 64% in all patients was similar in those with CMV viremia and disease. Patients who responded to ATA230 showed improved 6- and 12-month survival rates of 81.3% and 62.1%, respectively, versus those patients who did not respond to treatment. One of the 32 patients who responded died of CMV disease. ATA230 was generally well tolerated. Five patients experienced grade 4 or higher adverse events deemed possibility related to ATA230. Recently, the FDA granted orphan drug designation for ATA230 for the treatment of CMV viremia and disease in immunocompromised patients as well as Rare Pediatric Disease Designation for the treatment of congenital CMV infection. EMA has also granted us orphan status for ATA230 for CMV infection in patients with impaired cell-mediated immunity. Given the opportunity to pursue a CMA in the EU for tabelecleucel, we have decided to prioritize our EBV related programs ahead of ATA230 at this time, and plan to further evaluate ATA230 Phase 3 trial designs following the initiation of our tabelecleucel Phase 3 trials.

ATA621 for BK and JC virus associated diseases

Through our ongoing collaboration with QIMR Berghofer, we recently developed a new T-cell immunotherapy product candidate, ATA621, for BK and JC virus associated diseases. These two viruses are closely related and there are no available antiviral agents approved for use in BK or JC associated diseases. JC virus is associated with progressive multifocal leukoencephalopathy, or PML, which occurs in transplant, HIV and cancer patients as well as in patients treated with other immunosuppressive therapies, including certain therapies utilized for the treatment of MS. Based on Atara market research, we estimate that there are approximately 7,800 cases of PML annually, worldwide. BK virus is associated with hemorrhagic cystitis, or BKVHC, which mainly occurs following HCT or cyclophosphamide treatment as well as BK virus associated nephropathy, or BKVAN, which is a disease most commonly associated with kidney transplant. Based on Atara market research, we estimate that there are approximately 2,100 cases of BKVAN and 2,300 cases of BKVHC annually, worldwide. We are currently conducting investigational new drug application enabling manufacturing process development and plan to initiate a Phase 1 trial with ATA621.